Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

May 26, 2011

CommonWealth REIT

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Re:                               Registration Statement on Form S-3 (File No. 333-159995)

Ladies and Gentlemen:

We have served as Maryland counsel to CommonWealth REIT, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the issuance of up to 11,500,000 7 1/4% Series E Cumulative Redeemable Preferred Shares, $.01 par value per share (the “Preferred Shares”), of the Company (including up to 1,500,000 Preferred Shares which the underwriters in the Offering (as defined herein) have the option to purchase solely to cover over-allotments), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  The Preferred Shares are to be issued in an underwritten public offering (the “Offering”) pursuant to a Prospectus Supplement, dated May 26, 2011 (the “Prospectus Supplement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.                                       The Registration Statement and the related form of prospectus included therein;

2.                                       The Prospectus Supplement, substantially in the form to be filed with the Commission;

3.                                       The Amended and Restated Declaration of Trust, as amended and supplemented, of the Company (the “Declaration of Trust”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.                                       The form of Articles Supplementary relating to the Preferred Shares, substantially in the form to be filed by the Company with the SDAT (the “Articles Supplementary”), certified as of the date hereof by an officer of the Company;

5.                                       The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

6.                                       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.                                       Resolutions adopted by the Board of Trustees of the Company, or a duly authorized committee thereof, relating to, among other matters, the authorization of the issuance of the Preferred Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

8.                                       A certificate executed by an officer of the Company, dated as of the date hereof; and

9.                                       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                                       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                                       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                                       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.                                       All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.                                       Prior to the issuance of any of the Preferred Shares, the Articles Supplementary will be filed with, and accepted for record by, the SDAT.

6.                                       The Preferred Shares will not be issued in violation of any restriction or limitation contained in the Declaration of Trust or the Articles Supplementary.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                                       The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.                                       The issuance of the Preferred Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions and the Registration Statement against payment of the consideration set forth therein, the Preferred Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering (the “Current Report”), which is incorporated by reference in the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP